Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

October 22, 2008	Contact: Christian E. Rothe
Director, Strategic Planning and Development
(217) 228-8224
GARDNER DENVER, INC. REPORTS RESULTS FOR THE THIRD QUARTER OF 2008
Third Quarter Highlights:
•	Adjusted Diluted Earnings Per Share were $0.88 for the third quarter of 2008, which excludes expenses for profit improvement initiatives, non-recurring expenses, mark-to-market currency adjustments, and incremental taxes associated with cash repatriation totaling $0.23. DEPS, as reported under accounting principles generally accepted in the U.S. (“GAAP”), were $0.65.

•	Cash provided by operating activities exceeded $87 million, a new record level for a three-month period.

•	Lean implementation continues to drive inventory reductions, increasing inventory turnover to 5.6 times and generating in excess of $14 million of cash for the quarter.

•	The Company repurchased 1.5 million shares of Gardner Denver stock, completing the outstanding authorization under its share repurchase program.
QUINCY, IL (October 22, 2008) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended September 30, 2008 were $480.3 million and $34.6 million, respectively. For the nine-month period of 2008, revenues and net income were $1.5 billion and $135.1 million, respectively. Operating income for the three and nine-month periods ending September 30, 2008 was $55.5 million and $205.0 million, respectively. Diluted earnings per share (“DEPS”) for the three months ended September 30, 2008 were $0.65 and $2.52 for the nine-month period of 2008. The three and nine-month periods ended September 30, 2008 included expenses for profit improvement initiatives, non-recurring expenses, mark-to-market currency adjustments, and incremental taxes associated with cash repatriation totaling $0.23 DEPS and $0.28 DEPS, respectively.
Operating income, as adjusted to exclude the impact of expenses for profit improvement initiatives, non-recurring expenses, and mark-to-market currency adjustments (“Adjusted Operating Income”) for the three and nine-month periods ended September 30, 2008 was $70.1 million and $223.6 million, respectively. DEPS, as adjusted for the impact of profit improvement initiatives, non-recurring expenses, mark-to-market currency adjustments, and incremental taxes associated with cash repatriation (“Adjusted DEPS”) for the three and nine-month periods ended September 30, 2008 were $0.88 and $2.80, respectively. Adjusted Operating Income, on a consolidated and segment basis, and Adjusted DEPS are both non-GAAP financial measures. See “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes excluding these expenses and adjustments from operating income and DEPS provides a more meaningful comparison to the corresponding reported period and assists investors in performing financial analysis that is consistent with financial models developed by research analysts.

The Company’s provision for income taxes in the third quarter of 2008 increased to 33.2 percent, compared to 12.3 percent in the same period of the previous year. The third quarter of 2008 effective tax rate was impacted by higher than anticipated cash repatriation costs ($2.7 million or $0.05 DEPS). In the third quarter of 2007, the Company’s provision for income taxes decreased by $10.5 million as a result of the recognition of non-recurring, non-cash reductions to net deferred tax liabilities, which increased DEPS in that period by $0.19.
Acquisition of CompAir
On October 20, 2008, Gardner Denver announced that it had completed its acquisition of all of the outstanding shares of CompAir Holdings Limited (“CompAir”), a leading global manufacturer of compressed air and gas solutions, for a total transaction value, net of cash acquired, of approximately £200.6 million ($347.9 million). As a result of certain non-recurring and non-cash adjustments required under accounting principles generally accepted in the U.S. (primarily the adjustment of inventory to fair value, which is estimated to be $3.0 million) and incremental depreciation, amortization, and interest expense, the addition of CompAir is expected to reduce Gardner Denver’s fourth quarter 2008 DEPS by $0.06 to $0.10. In 2009, CompAir is currently expected to be accretive to DEPS by $0.10 to $0.15. These expectations are based on current market conditions and include incremental interest expense on the acquisition related debt financing and reflect a 30 percent effective tax rate on the combined businesses in 2009.
CEO’s Comments Regarding Results
“I am very pleased with the performance of the Gardner Denver team in the third quarter of 2008, and the operational improvements we have begun to achieve,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “Despite the challenging and uncertain economic environment, our core businesses continue to perform well and I am optimistic about the future of the Company. Many milestones were reached during the quarter, including the announcement of the CompAir transaction, one of the largest and most strategic acquisitions in the Company’s history. In addition, we negotiated and closed new $650 million multicurrency senior secured loan facilities, which were oversubscribed despite an incredibly difficult credit environment.
“While the Gardner Denver team is progressing on our externally-focused objectives, we are also executing on our planned operational improvements,” said Mr. Pennypacker. “The Company’s lean transformation continues to build momentum, with most of our plants throughout the world implementing programs to improve operational efficiencies. An implementation of lean programs typically results in near-term pressure on gross profit and operating margins as production levels, lead times, and inventory are reduced. However, in the long-term, lean initiatives are expected to provide greater benefits through lead-time reduction and operating margin improvements. Typically, the immediate benefit of lean efforts is realized in incremental cash provided by operating activities as inventory decreases. In the third quarter, Gardner Denver’s inventory turnover improved to 5.6 times, the highest recorded amount in the Company’s history, and inventory reductions contributed approximately $14 million to the

Company’s record cash provided by operating activities in the third quarter of 2008, which exceeded $87 million. For the nine-month period of 2008, cash provided from operating activities exceeded $204 million, compared to $127 million in the same period of 2007. I am very proud of the efforts of our employees throughout the world and look forward to achieving our next milestones.
“I am also very excited about the opportunities that will be created by the integration of CompAir with Gardner Denver’s existing compressor operations throughout the world. The combined businesses will significantly enhance our channels of distribution to serve the global market. Our integration team has already begun to implement their plans, with the goal of blending the complementary product lines and geographic reach of CompAir and Gardner Denver in order to take advantage of future growth opportunities for our products, services, and employees.”
Commenting on the worldwide demand environment, Mr. Pennypacker continued, “It is challenging to project industrial product demand on a global basis in the current economic environment. At present, demand remains strong in end market segments in Asia and Eastern Europe, while growth has stalled in North America and slowed considerably in the last few weeks of September in Western Europe. Our shorter lead-time products that are more susceptible to swings in the economy, such as those that serve light industry and Class 8 trucks, are experiencing challenging demand environments, whereas demand for products for medical applications and longer lead-time products for process applications, such as energy and environmental, have remained resilient. Worldwide economic difficulties and the financial crisis, however, have clouded our visibility into many of our key end market segments and we remain cautious in our outlook for 2009.
“For the three months ended September 30, 2008, compared to the same period of 2007, revenues increased 5 percent, reflecting the favorable impact of foreign currency exchange rates and moderate growth in Europe and Asia, offset by lower shipments of petroleum pumps,” said Mr. Pennypacker. “Gross profit as a percentage of revenues (“gross margin”) declined in the third quarter of 2008, when compared to the third quarter of 2007, primarily as a result of decreased shipments of petroleum pumps and the pursuit of lean initiatives. Operating income as a percentage of revenues declined year-over-year as a result of the lower gross margin and $14.7 million of expenses relating to profit improvement initiatives, non-recurring expenses, and mark-to-market currency adjustments.
“Our Compressor and Vacuum Products segment revenues grew by 7 percent in the third quarter of 2008, when compared to the same period of 2007, due to favorable changes in foreign currency exchange rates and strong shipments in Europe and Asia. Orders increased 1 percent in the three months ended September 30, 2008, when compared with the same period of 2007, reflecting favorable changes in foreign currency exchange rates and good demand for original equipment manufacturer (“OEM”) applications on a global basis, which was almost entirely offset by lower demand for low-pressure and vacuum applications in Europe. The third quarter of 2007 also included a significant order for an engineered package to be used in a mining application that did not recur in 2008.
“Adjusted Operating Income for the Compressor and Vacuum Products segment in the third quarter of 2008 was $48.9 million and segment Adjusted Operating Income as a percentage of revenues was 12.7 percent,” said Mr. Pennypacker. “Segment operating income(1), as reported under GAAP, for the Compressor and Vacuum Products segment for the three months ended September 30, 2008 was $35.2 million and segment operating income as a percentage of revenues (segment operating margin(1)) declined to 9.1 percent, compared to 11.6 percent in the same quarter of last year. The decline in segment operating margin was the result of costs associated with profit improvement initiatives, non-recurring expenses, and mark-to-market currency adjustments, which reduced segment operating income by $13.7 million and segment operating margin by 3.6 percentage points. See the reconciliation of operating income to Adjusted Operating Income for this segment at the end of this press release.
“Fluid Transfer Products segment revenues declined 3 percent in the third quarter of 2008, compared with the third quarter of 2007, primarily due to decreased shipments of petroleum pumps, partially offset by higher loading arm volume and the favorable impact of foreign currency exchange rates,” said Mr. Pennypacker. “Orders grew 32 percent in the third quarter, compared with the same period of 2007, reflecting strong demand for petroleum pumps.
“Adjusted Operating Income for the Fluid Transfer Products segment for the third quarter of 2008 was $21.2 million and segment Adjusted Operating Income as a percentage of revenues was 22.5 percent. Segment operating income(1), as reported under GAAP, for the Fluid Transfer Products segment for the three months ended September 30, 2008 was $20.2 million and segment operating margin(1) was 21.5 percent, compared to 26.0 percent in the same period of the prior year. The decline in segment operating margin was expected and primarily reflects the unfavorable mix of decreased petroleum pump shipments, since these products generate operating margin in excess of the Fluid Transfer Products segment average. Segment operating margin was also impacted by costs associated with profit improvement initiatives and non-recurring expenses, which reduced segment operating income by $1.0 million and segment operating margin by 1.0 percentage point. See the reconciliation of operating income to Adjusted Operating Income for this segment at the end of this press release.
Mr. Pennypacker continued, “During the third quarter of 2008, the Company completed the acquisition of the remaining 1.5 million shares of the total 2.7 million shares authorized under the Company’s share repurchase program. The total cost for these purchases was $56.3 million. Although the Company was actively repurchasing shares and accumulating cash in preparation for completion of the CompAir transaction, debt to total capital was 18.8 percent as of September 30, 2008. Upon the completion of the CompAir acquisition on October 20, 2008, the Company’s debt to total capital increased to approximately 33 percent.
Outlook

“The Company expects orders for its compressor and vacuum products to slow in the fourth quarter of 2008, driven by declining demand in the United States and Europe, partially offset by continued growth in Asia. We expect to see stable demand through the end of the year for OEM, marine, locomotive, and process applications. Demand is expected to continue to decline for our lower horsepower and general industrial products. We anticipate revenue growth to slow in the fourth quarter of 2008 as a result of this order outlook, partially offset by a reduction in backlog as operational improvements are achieved,” said Mr. Pennypacker.
“Demand surged in the third quarter for our petroleum pumps and our production capacity for most of these products is sold out into the first quarter of 2009. To date, demand for new rigs has not appeared to slow, given the need for upgrades to improve efficiencies. In addition, in the third quarter we experienced improved demand for well servicing pumps, as excess capacity is absorbed in North America. However, recent volatility in oil and natural gas prices has caused dramatic shifts in the capital expenditure expectations of certain oil and gas exploration and production companies, which may result in a lower average rig count in North America in 2009.
“Based on our current economic outlook, existing backlog and expected operational improvements, we are revising our full-year 2008 DEPS outlook range to $3.29 to $3.35, with fourth quarter DEPS expected to be $0.77 to $0.83. The effective tax rate assumed in the DEPS guidance for 2008 is 29 percent. The outlook range for the fourth quarter of 2008 includes DEPS of $0.93 to $0.99 before (1) the incremental effect of the CompAir acquisition and related financings, which are expected to reduce DEPS by $0.06 to $0.10; (2) mark-to-market currency adjustments related to the CompAir acquisition and the associated financing that reduce DEPS by $0.02; and (3) anticipated additional costs associated with profit improvement initiatives (primarily consisting of severance expense) incurred in order to streamline operations, reduce overhead costs, and rationalize the Company’s manufacturing footprint ($0.06 DEPS).
“The financial results in the fourth quarter of 2007 included an approximately $8.4 million ($0.16 DEPS) reduction to the Company’s tax provision, primarily due to foreign tax credits. The financial results for the full-year 2007 included $19.5 million of non-recurring reductions in the tax provision, which benefited DEPS by $0.36 for the year.
“The Company invested $28.9 million in capital expenditures during the nine-month period of 2008, compared to $32.2 million in the same period of 2007. Depreciation and amortization expense was $44.7 million for the nine months ended September 30, 2008, compared to $42.8 million in the nine-month period of 2007. For the full-year 2008, capital spending is expected to be approximately $40 million to $45 million.”
Third Quarter Results
Revenues increased $23.1 million (5 percent) to $480.3 million for the three months ended September 30, 2008, compared to the same period of 2007. Compressor and Vacuum Products segment revenues increased 7 percent for the three-month period of 2008, compared to the previous year, driven by favorable changes in foreign currency exchange rates and organic growth in most product lines. Fluid Transfer Products segment revenues decreased 3 percent for the three months ended September 30, 2008, compared to the same period of 2007, primarily resulting from decreased petroleum pump volume, partially offset by incremental sales of all other product lines and favorable changes in foreign currency exchange rates (see “Selected Financial Data Schedule”).
Gross profit increased $1.2 million (1 percent) to $150.4 million for the three months ended September 30, 2008, compared to the same period of 2007, as a result of the higher revenue. Gross profit as a percentage of revenues declined to 31.3 percent in the three-month period of 2008, from 32.6 percent in the same period of 2007, due primarily to product mix, partially offset by operational improvements and leveraging fixed and semi-fixed costs over additional sales volume.
As a percentage of revenues, selling and administrative expenses improved to 16.7 percent for the three-month period ended September 30, 2008, compared to 17.6 percent for the same period of 2007, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses were flat in the three-month period ended September 30, 2008, as compared to the same period of 2007, at $80.3 million, despite an unfavorable impact of changes in foreign currency exchange rates of approximately $2.9 million, as a result of the cost reductions.
Other operating expenses, net increased $13.2 million in the three months ended September 30, 2008, as compared to the same period of 2007, to $14.6 million, primarily as a result of $12.6 million of costs associated with profit improvement initiatives, non-recurring expenses, and mark-to-market currency adjustments.
The provision for income taxes for the three months ended September 30, 2008 increased $9.7 million to $17.2 million, compared to the same period of 2007, primarily due to approximately $10.5 million of non-recurring, non-cash reductions to net deferred tax liabilities that were recognized in the third quarter of 2007 and an increase in the provision for income taxes in the third quarter of 2008 of $2.7 million, which was primarily related to cash repatriation activities.
Net income for the three months ended September 30, 2008 decreased $19.0 million (35 percent) to $34.6 million, compared to $53.7 million in same period of 2007, due primarily to costs associated with profit improvement initiatives, non-recurring expenses, and mark-to-market currency adjustments incurred in the third quarter of 2008 and the increase in the effective tax rate discussed previously.
Nine Month Results

Revenues for the nine-month period of 2008 increased $135.6 million (10 percent) to $1.5 billion, compared to $1.4 billion in the same period of 2007. This increase resulted from favorable changes in foreign currency exchange rates and organic growth.
Gross profit increased $27.6 million (6 percent) to $479.6 million in the nine months ended September 30, 2008, compared to 2007, primarily as a result of higher revenue. Gross profit as a percentage of revenues decreased to 32.1 percent in the first nine months of 2008, compared with 33.3 percent in 2007, due primarily to product mix, partially offset by operational improvements and leveraging fixed and semi-fixed costs over additional sales volume (see “Selected Financial Data Schedule”).
As a percentage of revenues, selling and administrative expenses improved to 17.2 percent for the nine-month period of 2008, from 17.9 percent in the comparable period of 2007, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $14.5 million for the nine-month period ended September 30, 2008 to $257.3 million, primarily due to unfavorable changes in foreign currency exchange rates ($13.7 million) and other selling and administrative expense increases, which were mostly offset by cost reductions realized through integration initiatives.
Other operating expenses, net increased $14.1 million in the nine months ended September 30, 2008, as compared to the same period of 2007, to $17.3 million, primarily as a result of costs associated with profit improvement initiatives, non-recurring expenses, and mark-to-market currency adjustments.
The provision for income taxes for the nine months ended September 30, 2008 was $56.3 million, $9.5 million higher than the same period of 2007. The effective tax rate for the nine-month period of 2007 (25 percent) was lower than in the same period of 2008 (29 percent), primarily due to the previously mentioned net deferred tax liability adjustment recorded in 2007 and an increase in the provision for income taxes in the third quarter of 2008 related to cash repatriation activities.
As a result of the costs associated with profit improvement initiatives, non-recurring expenses and mark-to-market currency adjustments in 2008 and the increase in the effective tax rate discussed previously, net income decreased $6.2 million (4 percent) to $135.1 million for the nine months ended September 30, 2008, compared to $141.2 million for the same period of 2007.
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements, including, without limitation, the statements made under the “Acquisition of CompAir,” “CEO’s Comments Regarding Results,” “Outlook,” “Third Quarter Results,” and “Nine Month Results” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend,” “plan to,” “will,” “foresee,” “project,” “forecast,” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that forward-looking statements are subject to known and unknown risks, uncertainties, and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These known and unknown risks, uncertainties, and other factors could cause actual results to differ materially from those matters expressed in, anticipated by, or implied by such forward-looking statements.
These risks, uncertainties, and factors include, but are not limited to: (1) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and natural gas drilling and production, which affect demand for the Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products ; (2) the risks associated with intense competition in the Company’s market segments, particularly the pricing of the Company’s products; (3) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (4) the risks that the integration of the CompAir acquisition disrupts the plans and operations of the Company, CompAir, or both and the potential difficulties of employee retention as a result of the acquisition; (5) the risks that the Company will not realize the expected financial and other benefits from the acquisition of CompAir; (6) the ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquired companies to achieve desired financial benefits; (7) economic, political, and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the euro, the British pound, and the Chinese yuan); (8) the ability to attract and retain quality executive management and other key personnel; (9) the risks associated with potential product liability and warranty claims due to the nature of the Company’s products; (10) the risk of regulatory noncompliance; (11) the risks associated with environmental compliance costs and liabilities; (12) the risks associated with pending asbestos and silicosis personal injury lawsuits; (13) the risk of possible future charges if the Company determines that the value of goodwill and other intangible assets, representing a significant portion of its total assets, is impaired; (14) the risk that communication or information systems failure may disrupt our business and result in financial loss and liability to our customers; (15) the risks associated with enforcing the Company’s intellectual property rights and defending against potential intellectual property claims; and (16) the ability to avoid employee work stoppages and other labor difficulties. The foregoing factors should not be construed as exhaustive and should be read together with important information regarding risks, uncertainties, and factors that may affect the Company’s future performance set forth in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and other public reports filed with the Securities and Exchange Commission.

These statements reflect the current views and assumptions of management with respect to future events. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future. The inclusion of any statement in this release does not constitute admission by the Company or any other person that the events or circumstances described in such statement are material.
Comparisons of the financial results for the three and nine-month periods ended September 30, 2008 and 2007 follow.
Gardner Denver will broadcast a conference call to discuss results for the third quarter of 2008 and completion of the Company’s acquisition of CompAir Holdings Limited on Thursday, October 23, 2008 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2007 revenues of $1.9 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.GardnerDenver.com).

(1)	Segment operating income (defined as income before interest expense, other income, net, and income taxes), and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results.”

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2008	2007	Change	2008	2007	Change
Revenues	$480,310	$457,230	5	$1,494,092	$1,358,517	10
Cost of sales	329,925	308,050	7	1,014,505	906,578	12

Gross profit	150,385	149,180	1	479,587	451,939	6
Selling and administrative expenses	80,343	80,700	—	257,330	242,812	6
Other operating expense, net (2)	14,586	1,395	NM	17,258	3,153	NM

Operating income	55,456	67,085	(17)	204,999	205,974	—
Interest expense	3,829	6,566	(42)	14,470	20,161	(28)
Other income, net	(237)	(657)	(64)	(814)	(2,163)	(62)

Income before income taxes	51,864	61,176	(15)	191,343	187,976	2
Provision for income taxes	17,226	7,524	129	56,280	46,737	20

Net income	$34,638	$53,652	(35)	$135,063	$141,239	(4)

Basic earnings per share	$0.65	$1.00	(35)	$2.55	$2.66	(4)

Diluted earnings per share	$0.65	$0.99	(34)	$2.52	$2.62	(4)

Basic weighted average number of shares outstanding	53,080	53,472		52,915	53,124

Diluted weighted average number of shares outstanding	53,608	54,236		53,571	53,998

Shares outstanding as of September 30	51,725	53,501

(2)	Current and prior year results reflect the reclassification from “Selling and administrative expenses” of certain operating income and expense items, including realized and unrealized foreign currency exchange gains and losses, certain employee termination and retirement benefits, certain non-recurring items and other operating expenses and income.

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	9/30/2008	6/30/2008	Change	12/31/2007
Cash and equivalents	$179,115	$127,134	41	$92,922
Accounts receivable, net	302,429	329,003	(8)	308,748
Inventories, net	233,807	262,586	(11)	256,446
Total current assets	756,652	769,929	(2)	701,528

Total assets	1,925,454	2,009,099	(4)	1,905,607

Short-term borrowings and current maturities of long-term debt	31,741	30,642	4	25,737
Accounts payable and accrued liabilities	309,911	295,070	5	286,465
Total current liabilities	341,652	325,712	5	312,202
Long-term debt, less current maturities	243,208	219,980	11	263,987

Total liabilities	739,208	716,747	3	745,894

Total stockholders’ equity	$1,186,246	$1,292,352	(8)	$1,159,713

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2008	2007	Change	2008	2007	Change
Compressor and Vacuum Products
Revenues	$386,011	$359,990	7	$1,189,215	$1,053,241	13
Operating income	35,217	41,770	(16)	132,458	121,299	9
% of revenues	9.1%	11.6%		11.1%	11.5%
Orders	381,304	376,365	1	1,206,806	1,101,934	10
Backlog	435,325	420,703	3	435,325	420,703	3

Fluid Transfer Products
Revenues	94,299	97,240	(3)	304,877	305,276	—
Operating income	20,239	25,315	(20)	72,541	84,675	(14)
% of revenues	21.5%	26.0%		23.8%	27.7%
Orders	131,733	99,529	32	330,357	299,186	10
Backlog	155,425	184,648	(16)	155,425	184,648	(16)

Reconciliation of Segment Results to Consolidated Results

Compressor and Vacuum Products operating income	$35,217	$41,770		$132,458	$121,299
Fluid Transfer Products operating income	20,239	25,315		72,541	84,675

Consolidated operating income	55,456	67,085		204,999	205,974
% of revenues	11.5%	14.7%		13.7%	15.2%
Interest expense	3,829	6,566		14,470	20,161
Other income, net	(237)	(657)		(814)	(2,163)

Income before income taxes	$51,864	$61,176		$191,343	$187,976

% of revenues	10.8%	13.4%		12.8%	13.8%

The Company has determined its reportable segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” and evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		%		%
	$ Millions	Change	$ Millions	Change
Compressor and Vacuum Products
2007 Revenues	360.0		1,053.2
Effect of currency exchange rates	14.4	4	65.3	6
Organic growth	11.6	3	70.7	7

2008 Revenues	386.0	7	1,189.2	13

2007 Orders	376.4		1,101.9
Effect of currency exchange rates	13.0	3	65.5	6
Organic growth	(8.1)	(2)	39.4	4

2008 Orders	381.3	1	1,206.8	10

Backlog as of 09/30/07	420.7
Effect of currency exchange rates	(9.4)	(2)
Organic growth	24.0	5

Backlog as of 09/30/08	435.3	3

Fluid Transfer Products
2007 Revenues	97.2		305.3
Effect of currency exchange rates	1.5	2	10.4	3
Organic growth	(4.4)	(5)	(10.8)	(3)

2008 Revenues	94.3	(3)	304.9	—

2007 Orders	99.5		299.2
Effect of currency exchange rates	1.2	1	9.4	3
Organic growth	31.0	31	21.8	7

2008 Orders	131.7	32	330.4	10

Backlog as of 09/30/07	184.6
Effect of currency exchange rates	(0.9)	(1)
Organic growth	(28.3)	(15)

Backlog as of 09/30/08	155.4	(16)

Consolidated Revenues
2007	457.2		1,358.5
Effect of currency exchange rates	15.9	3	75.7	6
Organic growth	7.2	2	59.9	4

2008	480.3	5	1,494.1	10

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

	Three Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2008
	Compressor	Fluid		Compressor	Fluid
	and Vacuum	Transfer		and Vacuum	Transfer
	Products	Products	Consolidated	Products	Products	Consolidated
Operating income	$35,217	$20,239	$55,456	$132,458	$72,541	$204,999
% of revenues	9.1%	21.5%	11.5%	11.1%	23.8%	13.7%

Adjustments to operating income:
Profit improvement initiatives (3)	1,713	206	1,919	1,713	206	1,919
Non-recurring expenses (4)	3,176	794	3,970	6,332	1,573	7,905
Mark-to-market currency adjustments (5)	8,766	—	8,766	8,766	—	8,766

Total adjustments to operating income	13,655	1,000	14,655	16,811	1,779	18,590

Adjusted Operating Income	$48,872	$21,239	$70,111	$149,269	$74,320	$223,589
% of revenues, as adjusted	12.7%	22.5%	14.6%	12.6%	24.4%	15.0%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2008	2007	Change	2008	2007	Change
Diluted earnings per share	$0.65	$0.99	(34)	$2.52	$2.62	(4)

Adjustments to diluted earnings per share:
Profit improvement initiatives (3)	0.02	—		0.02	—
Non-recurring expenses (4)	0.05	—		0.10	—
Mark-to-market currency adjustments (5)	0.11	—		0.11	—
Incremental cost of cash repatriation (6)	0.05	—		0.05	—
Non-cash reductions to net deferred taxes (7)	—	(0.19)		—	(0.19)

Total adjustments to diluted earnings per share	0.23	(0.19)		0.28	(0.19)

Adjusted Diluted Earnings Per Share	$0.88	$0.80	10	$2.80	$2.43	15

(3)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs, and rationalize the Company’s manufacturing footprint.

(4)	Non-recurring expenses in the three months ended September 30, 2008 consisted primarily of the write-off of expenses associated with an unconsummated acquisition. The Company incurred a $3.9 million pretax charge for non-recurring retirement expenses in the three months ended June 30, 2008.

(5)	Mark-to-market adjustments for cash transactions and forward currency contracts on the British pound sterling (“GBP”) entered into to limit the impact of changes in the US dollar (“USD”) to GBP exchange rate on the amount of USD-denominated borrowing capacity that will remain available on the Company’s new revolving credit facility following the completion of the CompAir Holdings Limited transaction.

(6)	Primarily due to incremental taxes associated with cash repatriation ($2.7 million).

(7)	The provision for income taxes decreased by $10.5 million in the three months ended September 30, 2007 as a result of the recognition of non-recurring, non-cash reductions to net deferred tax liabilities.